Exhibit 99.1

Actuant Reports Third Quarter Results; Updates Fiscal 2015 Guidance

MILWAUKEE--(BUSINESS WIRE)--June 17, 2015--Actuant Corporation (NYSE: ATU) today announced results for its third quarter ended May 31, 2015.

Highlights

  Total sales declined 15% year-over-year with 7% attributable to the strengthening of the US dollar. Core sales were down 8% (total sales excluding the impact of acquisitions, divestitures and foreign currency rate changes).
  Diluted earnings per share (“EPS”) were $0.63, compared to $0.70 in the prior year (see “Consolidated Results” below and attached reconciliation of earnings). Third quarter EPS in both periods includes the benefit of favorable income tax items.
  Sequential improvement in operating profit margin to the highest level of the fiscal year, and year-over-year reduction in selling, administrative and engineering (SA&E) spending.
  Repurchased approximately one million shares of common stock for $24 million in the quarter.
  Amended and extended Actuant’s credit facility, including upsizing it to $900 million, with more favorable terms and conditions.
  Updated full year sales and EPS guidance, now expected to be in the range of $1.24-1.25 billion and $1.55-1.60 per share, respectively.

Mark E. Goldstein, President and CEO of Actuant commented, “Excluding the impact of foreign currency assumptions, third quarter sales and operating profit were modestly lower than our expectations. Demand from oil & gas, mining, agriculture, and general industrial markets weakened as the quarter progressed. As anticipated, the Energy segment’s core sales turned negative due to well-publicized oil & gas headwinds, including reduced capital spending, project and maintenance deferrals and pricing. Industrial demand decelerated globally, in part reflecting distributor destocking as well as end-user spending reductions. Engineered Solution’s core sales improved sequentially as higher truck volumes more than offset the expected moderation in agriculture demand.

In light of the continued weak conditions in several end markets, we have further heightened our focus on cost management and productivity improvements. The benefits are evident with a 17% year-over-year reduction in SA&E expense compared to a 15% decline in revenues. This helped mitigate the impact of lower volume, but gross profit and operating profit margins still declined year-over-year due to unfavorable mix, the adverse impact of lower production and absorption levels as we reduced inventory, and unfavorable purchase price variances driven by the stronger US dollar. Despite challenging market conditions, our cash flow remains solid and we are confident fiscal 2015 will be another year of free cash flow conversion in excess of net earnings.”

Consolidated Results

Consolidated sales for the third quarter were $320 million, 15% below the $378 million in the comparable prior year quarter. Core sales declined 8%, unfavorable foreign currency exchange rate changes negatively impacted sales by 7% and the net impact of acquisitions and divestitures was neutral. Fiscal 2015 third quarter earnings and EPS were $38.0 million, or $0.63 per share, compared to $50.6 million and $0.70 per share, respectively, in the comparable prior year quarter. Both quarterly periods benefited from lower than normal income tax expense reflecting tax planning, the resolution of income tax audits, and lapsing of certain tax statutes of limitations.

Sales for the nine months ended May 31, 2015 were $949 million, or 9% lower than the $1,046 million in the comparable prior year period. Excluding the 5% decline from the stronger US dollar and neutral impact of acquisitions and divestitures, year-to-date core sales declined 4%. Fiscal 2015 year-to-date net loss from continuing operations was $2.2 million or $0.04 per diluted share. Excluding the second quarter $84 million ($1.32 per share) non-cash impairment charge related to the upstream oil & gas exposure within Cortland and Viking, net earnings and EPS for the nine months ended May 31, 2015 were $80.4 million, or $1.28 per diluted share, compared to $105.9 million, or $1.44 per diluted share for the comparable prior year period (see attached reconciliation of earnings).

Segment Results Industrial Segment (US $ in millions)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2015	2014	2015	2014
Sales	$103.5	$109.8	$302.4	$302.0
Operating Profit	$29.2	$34.1	$79.4	$87.5
Operating Profit %	28.2%	31.1%	26.2%	29.0%

Third quarter fiscal 2015 Industrial segment sales were $104 million, 6% lower than the prior year. The Hayes Industries acquisition contributed 7% to total sales growth while unfavorable currency translation was a 7% headwind, resulting in a 6% core sales decline. Integrated Solutions sales increased sharply on a year-over-year basis with higher project related activity. Industrial Tool demand declined globally, with more rapid deceleration in the back half of the quarter. The continued decline in oil & gas related demand, as well as weak mining and general industrial activity, and select distributor destocking were the primary drivers. Third quarter margins improved 380 basis points sequentially, but were down year-over-year due to unfavorable sales and acquisition mix, lower overhead absorption, and unfavorable purchase price variances resulting from the stronger US dollar.

Energy Segment (US $ in millions)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2015	2014	2015	2014
Sales	$99.3	$125.2	$311.0	$339.2
Operating (Loss) Profit	$12.8	$19.9	$(50.5)	$38.4
Adjusted Operating Profit (1)	$12.8	$19.9	$33.9	$38.4
Adjusted Operating Profit % (1)	12.9%	15.9%	10.9%	11.3%

(1) Excludes second quarter fiscal 2015 asset impairment charge of $84.4 million.

Fiscal 2015 third quarter Energy segment sales declined 21% year-over-year to $99 million. Excluding the unfavorable 9% foreign currency headwind, as expected, core sales declined for the first time this fiscal year, down 12%. On a sequential basis, Viking sales growth slowed significantly but remained positive in the third quarter. Cortland continued to experience the impact of lower customer upstream capital spending, and posted a core sales reduction in line with the first half of the fiscal year. Finally, Hydratight’s core sales trend turned negative as expected, but at a slightly more rapid pace with customers accelerating deferrals of maintenance, and reducing the scope of projects. Third quarter adjusted operating profit margin improved 420 basis points sequentially despite similar volume levels, due to the aggressive cost reductions throughout the segment. The decline in year-over-year margins primarily reflects unfavorable business and sales mix, as well as lower rental fleet utilization and production absorption.

Engineered Solutions Segment (US $ in millions)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2015	2014	2015	2014
Sales	$117.3	$143.1	$335.4	$404.3
Operating Profit	$8.3	$13.6	$16.6	$36.3
Operating Profit %	7.1%	9.5%	4.9%	9.0%

Third quarter fiscal 2015 Engineered Solutions segment sales were $117 million, 18% below the prior year. Excluding the 5% decline from the RV product line divestiture last June and the 9% decrease from the stronger US dollar, core sales were 4% lower year-over-year. The sequential improvement from -8% in the second quarter was due primarily to increased European OEM heavy-duty truck production and gains in China. Other markets continue to be challenged including convertible auto, off-highway equipment and agriculture where demand continued to weaken as predicted. While third quarter operating profit margin declined year-over-year on lower volumes and absorption, it improved 520 basis points sequentially.

Corporate and Income Taxes

Corporate expenses of $7.3 million in the third quarter of fiscal 2015 were lower than the prior year due primarily to lower employee benefit and incentive costs. Third quarter income tax expense in both years included the benefits of tax planning, lapsing statues and the favorable resolution of audits, with the net tax rate impact of such favorable items in fiscal 2015 exceeding those in the prior year.

Financial Position

Net debt at May 31, 2015 was $492 million (total debt of $600 million less $108 million of cash), or $7 million lower than the prior quarter end. During the quarter, $24 million of cash was used to repurchase approximately one million shares of common stock. Third quarter free cash flow essentially offset the buybacks, as well as the impact of unfavorable foreign currency movements on net debt. At May 31, 2015, the Company had a net debt to EBITDA leverage ratio of 2.3 and nearly $600 million in revolver availability under the newly amended and extended credit agreement.

Outlook

Goldstein continued, “We are experiencing incremental weakness across many of our end markets, which appears to have recently extended into the broader general industrial landscape. While we are encouraged by several recent new customer and contract wins, they either will not convert into revenue until 2016 or are merely offsetting some of the soft demand currently being encountered.

We are clearly seeing the benefit of the cost reduction actions we have taken to date, but the uncertainty, severity and duration of end market weakness is causing us to review additional actions to reduce costs to mitigate the impact of the lower revenues. Despite the resultant benefits, we expect continued pressure on profit margins for the balance of the calendar year due to incremental downsizing costs, lower production levels reflecting reduced demand and inventory reduction efforts, as well as decreased utilization of Energy segment rental fleets and technician teams. We are closely monitoring the latter in order to maintain the high availability, service and expertise levels for customers both now and when oil & gas industry demand eventually rebounds.

We expect fourth quarter sales to be in the range of $290-300 million, and EPS of $0.26-0.31 per share, reflecting an assumed core sales decline of approximately 7-9%. Our revised full year fiscal 2015 outlook is for sales in the $1.24-1.25 billion range, and EPS (excluding the second quarter impairment charge) of $1.55-1.60 per share. We anticipate robust cash flow in the fourth quarter, resulting in annual free cash flow conversion in excess of 100% and full year free cash flow in the $100-110 million range. While we continue to be very active in reviewing and pursuing potential acquisitions, they along with potential additional buybacks are not included in this guidance.

We have been diligent in managing costs and simultaneously pursuing growth both organically and through acquisitions. While we will continue to reduce costs in light of weakening customer demand, it will not be at the expense of future growth. Strong cash flow is the hallmark of Actuant, and all associates are working to maximize it despite the challenging macro environment.”

Conference Call Information

An investor conference call is scheduled for 10am CT today, June 17, 2015. Webcast information and conference call materials will be made available on the Actuant company website (www.actuant.com) prior to the start of the call.

Safe Harbor

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Actuant Corporation

Actuant Corporation is a diversified industrial company serving customers from operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic tools and solutions; specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

(tables follow)

Actuant Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	May 31,	August 31,
	2015	2014

ASSETS
Current assets
Cash and cash equivalents	$108,125	$109,012
Accounts receivable, net	219,408	227,008
Inventories, net	155,196	162,620
Deferred income taxes	10,548	11,050
Other current assets	64,672	33,300
Total current assets	557,949	542,990

Property, plant and equipment, net	148,445	169,101
Goodwill	612,232	742,770
Other intangible assets, net	316,909	365,177
Other long-term assets	25,483	36,841

Total assets	$1,661,018	$1,856,879

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$129,689	$145,798
Accrued compensation and benefits	42,433	52,964
Current maturities of debt and short-term borrowings	-	4,500
Income taxes payable	3,430	38,347
Other current liabilities	57,281	57,512
Total current liabilities	232,833	299,121

Long-term debt	600,000	385,500
Deferred income taxes	87,067	96,970
Pension and postretirement benefit accruals	12,971	15,699
Other long-term liabilities	54,842	57,878
Total liabilities	987,713	855,168

Shareholders' equity
Capital stock	15,780	15,695
Additional paid-in capital	102,143	93,449
Treasury stock	(593,254)	(388,627)
Retained earnings	1,347,454	1,349,602
Accumulated other comprehensive loss	(198,818)	(68,408)
Stock held in trust	(3,497)	(4,083)
Deferred compensation liability	3,497	4,083
Total shareholders' equity	673,305	1,001,711

Total liabilities and shareholders' equity	$1,661,018	$1,856,879

Actuant Corporation
Condensed Consolidated Statements of Operations
(Dollars in thousands except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2015	2014	2015	2014

Net sales	$320,100	$378,187	$948,870	$1,045,513
Cost of products sold	201,540	229,637	593,573	640,737
Gross profit	118,560	148,550	355,297	404,776

Selling, administrative and engineering expenses	69,569	83,498	227,809	244,655
Amortization of intangible assets	5,989	6,272	18,362	18,713
Impairment charge	-	-	84,353	-
Operating profit	43,002	58,780	24,773	141,408

Financing costs, net	7,462	5,932	20,683	18,944
Other (income) expense, net	569	620	(489)	3,087
Earnings from continuing operations before income tax expense	34,971	52,228	4,579	119,377

Income tax expense (benefit)	(2,987)	1,671	6,785	13,511
Earnings (loss) from continuing operations	37,958	50,557	(2,206)	105,866
Earnings from discontinued operations, net of income taxes	-	-	-	22,120
Net earnings (loss)	$37,958	$50,557	$(2,206)	$127,986

Earnings (loss) from continuing operations per share
Basic	$0.64	$0.72	$(0.04)	$1.47
Diluted	0.63	0.70	(0.04)	1.44

Earnings (loss) per share
Basic	$0.64	$0.72	$(0.04)	$1.78
Diluted	0.63	0.70	(0.04)	1.74

Weighted average common shares outstanding
Basic	59,617	70,432	61,911	71,915
Diluted	60,243	71,770	61,911	73,518

Actuant Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2015	2014	2015	2014

Operating Activities
Net earnings (loss)	$37,958	$50,557	$(2,206)	$127,986
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	13,295	14,969	40,235	46,934
Net gain on disposal of businesses	-	-	-	(26,339)
Stock-based compensation expense	3,364	3,394	9,237	14,006
Provision (benefit) for deferred income taxes	3,841	(481)	1,948	(11,545)
Impairment charge	-	-	84,353	-
Amortization of debt discount and debt issuance costs	483	423	1,329	1,406
Other non-cash adjustments	(44)	397	413	(346)
Changes in components of working capital and other:
Accounts receivable	(17,219)	(31,040)	(11,315)	(26,271)
Inventories	6,086	(3,893)	(5,076)	(25,676)
Prepaid expenses and other assets	(2,240)	(271)	(15,593)	(1,342)
Trade accounts payable	4,129	14,299	(8,278)	1,464
Income taxes payable/refundable	(9,950)	(12,540)	(47,983)	(25,939)
Accrued compensation and benefits	1,199	4,880	(11,564)	8,553
Other accrued liabilities	(448)	(4,391)	5,780	(9,705)
Cash provided by operating activities	40,454	36,303	41,280	73,186

Investing Activities
Proceeds from sale of property, plant and equipment	179	42,028	886	44,036
Proceeds from sale of businesses, net of transaction costs	-	9,387	-	252,773
Capital expenditures	(4,357)	(11,613)	(17,234)	(33,839)
Business acquisitions, net of cash acquired	-	(30,500)	-	(30,500)
Cash (used in) provided by investing activities	(4,178)	9,302	(16,348)	232,470

Financing Activities
Net repayments on revolving credit facility	(199,000)	-	-	(125,000)
Principal repayments on term loan	(1,125)	-	(3,375)	-
Proceeds from term loan	213,375	-	213,375	-
Purchase of treasury shares	(24,115)	(74,057)	(204,627)	(183,152)
Payment of contingent acquisition consideration	-	(832)	-	(1,585)
Debt issuance costs	(1,875)	-	(1,875)	-
Stock option exercises and related tax benefits	293	4,046	5,046	29,849
Cash dividend	-	-	(2,598)	(2,919)
Cash (used in) provided by financing activities	(12,447)	(70,843)	5,946	(282,807)

Effect of exchange rate changes on cash	(3,201)	(154)	(31,765)	2,790
Net increase (decrease) in cash and cash equivalents	20,628	(25,392)	(887)	25,639
Cash and cash equivalents - beginning of period	87,497	155,017	109,012	103,986
Cash and cash equivalents - end of period	$108,125	$129,625	$108,125	$129,625

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA FROM CONTINUING OPERATIONS
(Dollars in thousands)

	FISCAL 2014					FISCAL 2015
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
SALES
INDUSTRIAL SEGMENT	$98,641	$93,571	$109,809	$111,880	$413,901	$102,413	$96,488	$103,546		$302,447
ENERGY SEGMENT	107,925	106,031	125,231	123,181	462,368	111,522	100,211	99,296		311,029
ENGINEERED SOLUTIONS SEGMENT	132,990	128,168	143,147	119,288	523,593	113,830	104,306	117,258		335,394
TOTAL	$339,556	$327,770	$378,187	$354,349	$1,399,862	$327,765	$301,005	$320,100		$948,870

% SALES GROWTH
INDUSTRIAL SEGMENT	-2%	-5%	-1%	1%	-2%	4%	3%	-6%		0%
ENERGY SEGMENT	19%	31%	26%	33%	27%	3%	-5%	-21%		-8%
ENGINEERED SOLUTIONS SEGMENT	15%	6%	7%	-3%	6%	-14%	-19%	-18%		-17%
TOTAL	10%	9%	10%	8%	9%	-3%	-8%	-15%		-9%

OPERATING PROFIT (LOSS)
INDUSTRIAL SEGMENT	$26,897	$26,477	$34,123	$32,752	$120,249	$26,705	$23,517	$29,165		$79,387
ENERGY SEGMENT	8,923	9,504	19,936	18,049	56,412	12,442	8,680	12,774		33,896
ENGINEERED SOLUTIONS SEGMENT	13,190	9,548	13,560	5,638	41,936	6,278	2,010	8,313		16,601
CORPORATE / GENERAL	(5,363)	(6,548)	(8,839)	(8,234)	(28,984)	(7,207)	(6,301)	(7,250)		(20,758)
TOTAL - EXCLUDING GAIN ON PRODUCT LINE DIVESTITURE AND IMPAIRMENT CHARGE	$43,647	$38,981	$58,780	$48,205	$189,613	$38,218	$27,906	$43,002		$109,126
GAIN ON PRODUCT LINE DIVESTITURE	-	-	-	13,495	13,495	-	-	-		-
IMPAIRMENT CHARGE	-	-	-	-	-	-	(84,353)	-		(84,353)
TOTAL	$43,647	$38,981	$58,780	$61,700	$203,108	$38,218	$(56,447)	$43,002		$24,773

OPERATING PROFIT %
INDUSTRIAL SEGMENT	27.3%	28.3%	31.1%	29.3%	29.1%	26.1%	24.4%	28.2%		26.2%
ENERGY SEGMENT	8.3%	9.0%	15.9%	14.7%	12.2%	11.2%	8.7%	12.9%		10.9%
ENGINEERED SOLUTIONS SEGMENT	9.9%	7.4%	9.5%	4.7%	8.0%	5.5%	1.9%	7.1%		4.9%
TOTAL (INCLUDING CORPORATE) - EXCLUDING GAIN ON PRODUCT LINE DIVESTITURE AND IMPAIRMENT CHARGE	12.9%	11.9%	15.5%	13.6%	13.5%	11.7%	9.3%	13.4%		11.5%

EBITDA
INDUSTRIAL SEGMENT	$28,657	$27,907	$35,426	$35,017	$127,007	$28,715	$25,534	$31,194		$85,443
ENERGY SEGMENT	17,923	18,130	27,898	24,809	88,760	20,011	15,732	19,278		55,021
ENGINEERED SOLUTIONS SEGMENT	17,365	13,581	18,464	9,046	58,456	11,514	5,603	12,294		29,411
CORPORATE / GENERAL	(5,235)	(6,202)	(8,659)	(7,916)	(28,012)	(7,875)	(5,111)	(7,037)		(20,023)
TOTAL - EXCLUDING GAIN ON PRODUCT LINE DIVESTITURE AND IMPAIRMENT CHARGE	$58,710	$53,416	$73,129	$60,956	$246,211	$52,365	$41,758	$55,729		$149,852
GAIN ON PRODUCT LINE DIVESTITURE	-	-	-	13,495	13,495	-	-	-		-
IMPAIRMENT CHARGE	-	-	-	-	-	-	(84,353)	-		(84,353)
TOTAL	$58,710	$53,416	$73,129	$74,451	$259,706	$52,365	$(42,595)	$55,729		$65,499

EBITDA %
INDUSTRIAL SEGMENT	29.1%	29.8%	32.3%	31.3%	30.7%	28.0%	26.5%	30.1%		28.3%
ENERGY SEGMENT	16.6%	17.1%	22.3%	20.1%	19.2%	17.9%	15.7%	19.4%		17.7%
ENGINEERED SOLUTIONS SEGMENT	13.1%	10.6%	12.9%	7.6%	11.2%	10.1%	5.4%	10.5%		8.8%
TOTAL (INCLUDING CORPORATE) - EXCLUDING GAIN ON PRODUCT LINE DIVESTITURE AND IMPAIRMENT CHARGE	17.3%	16.3%	19.3%	17.2%	17.6%	16.0%	13.9%	17.4%		15.8%

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
RECONCILIATION OF GAAP MEASURE TO NON-GAAP MEASURES
(Dollars in thousands, except for per share amounts)

	FISCAL 2014					FISCAL 2015
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
EARNINGS (LOSS) BEFORE SPECIAL ITEMS (1)
NET EARNINGS (LOSS)	$36,037	$41,392	$50,557	$35,587	$163,573	$24,674	$(64,838)	$37,958		$(2,206)
EARNINGS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAX	(3,032)	(19,088)	-	-	(22,120)	-	-	-		-
EARNINGS (LOSS) FROM CONTINUING OPERATIONS	33,005	22,304	50,557	35,587	141,453	24,674	(64,838)	37,958		(2,206)
GAIN ON PRODUCT LINE DIVESTITURE, NET OF INCOME TAX	-	-	-	(2,813)	(2,813)	-	-	-		-
IMPAIRMENT CHARGE, NET OF INCOME TAX	-	-	-	-	-	-	82,636	-		82,636
TOTAL	$33,005	$22,304	$50,557	$32,774	$138,640	$24,674	$17,798	$37,958		$80,430

DILUTED EARNINGS (LOSS) PER SHARE, BEFORE SPECIAL ITEMS (1)
NET EARNINGS (LOSS)	$0.48	$0.56	$0.70	$0.51	$2.26	$0.38	$(1.05)	$0.63		$(0.04)
EARNINGS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAX	(0.04)	(0.26)	-	-	(0.31)	-	-	-		-
EARNINGS (LOSS) FROM CONTINUING OPERATIONS	0.44	0.30	0.70	0.51	1.95	0.38	(1.05)	0.63		(0.04)
GAIN ON PRODUCT LINE DIVESTITURE, NET OF INCOME TAX	-	-	-	(0.04)	(0.04)	-	-	-		-
IMPAIRMENT CHARGE, NET OF INCOME TAX	-	-	-	-	-	-	1.33	-		1.32
TOTAL	$0.44	$0.30	$0.70	$0.47	$1.91	$0.38	$0.28	$0.63		$1.28

EBITDA (2)
NET EARNINGS (LOSS) (GAAP MEASURE)	$36,037	$41,392	$50,557	$35,587	$163,573	$24,674	$(64,838)	$37,958		$(2,206)
EARNINGS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAX	(3,032)	(19,088)	-	-	(22,120)	-	-	-		-
EARNINGS (LOSS) FROM CONTINUING OPERATIONS	33,005	22,304	50,557	35,587	141,453	24,674	(64,838)	37,958		(2,206)
FINANCING COSTS, NET	6,750	6,262	5,932	6,101	25,045	6,191	7,030	7,462		20,683
INCOME TAX EXPENSE (BENEFIT)	2,751	9,089	1,671	19,062	32,573	7,792	1,980	(2,987)		6,785
DEPRECIATION & AMORTIZATION	16,204	15,761	14,969	13,701	60,635	13,708	13,233	13,296		40,237
EBITDA - EXCLUDING DISCONTINUED OPERATIONS (NON-GAAP MEASURE)	$58,710	$53,416	$73,129	$74,451	$259,706	$52,365	$(42,595)	$55,729		$65,499
GAIN ON PRODUCT LINE DIVESTITURE	-	-	-	(13,495)	(13,495)	-	-	-		-
IMPAIRMENT CHARGE	-	-	-	-	-	-	84,353	-		84,353
EBITDA - EXCLUDING GAIN ON PRODUCT LINE DIVESTITURE AND IMPAIRMENT CHARGE (NON-GAAP MEASURE)	$58,710	$53,416	$73,129	$60,956	$246,211	$52,365	$41,758	$55,729		$149,852

FOOTNOTES

NOTE:	The total of the individual quarters may not equal the annual total due to rounding.

(1)	Earnings and diluted earnings per share, excluding special items (discontinued operations, gain on product line divestiture and impairment charge), represent net earnings (loss) and diluted earnings (loss) per share per the Condensed Consolidated Statements of Operations net of charges or credits for items to be highlighted for comparability purposes. These measures should not be considered as an alternative to net earnings (loss) or diluted earnings (loss) per share as an indicator of the Company's operating performance. However, this presentation is important to investors for understanding the operating results of the current portfolio of Actuant companies. The total of the individual components may not equal due to rounding.

(2)	EBITDA represents net earnings before financing costs, net, income tax expense, discontinued operations and depreciation & amortization. EBITDA is not a calculation based upon generally accepted accounting principles (GAAP). The amounts included in the EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Operations data. EBITDA should not be considered as an alternative to net earnings (loss) or operating profit (loss) as an indicator of the Company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Actuant has presented EBITDA because it regularly reviews this as a measure of the Company's ability to incur and service debt. In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

CONTACT:
Actuant Corporation
Karen Bauer
Communications & Investor Relations Leader
262-293-1562